EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



     1.   HAPL Leasing Co., Inc., a New York corporation

     2.   Hometown Threads, LLC, a Delaware limited liability company

     3.   Hirsch Business Concepts, LLC, a Delaware limited liability company

     4.   Sedeco, Inc., a Texas corporation

     5.   SSE Acquisition Corp., a Delaware Corporation